                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-62978




                               THE SHAW GROUP INC.

                     LIQUID YIELD OPTION(TM) NOTES DUE 2021

                             (ZERO COUPON -- SENIOR)

                                       AND

                                  COMMON STOCK,

                                  NO PAR VALUE



                           PROSPECTUS SUPPLEMENT NO. 1
                              DATED AUGUST 3, 2001
                        TO PROSPECTUS DATED JULY 12, 2001





         The selling securityholders table on page 31 of the prospectus is amended by this supplement no. 1 to read as follows.

                                                PRINCIPAL
                                                 AMOUNT
                                               AT MATURITY
                                                   OF
                                                  LYONS                     COMMON STOCK     COMMON
                                              BENEFICIALLY                      OWNED        STOCK
                                                  OWNED       PERCENTAGE       PRIOR        THAT MAY
                                               THAT MAY BE     OF LYONS          TO         BE SOLD        MATERIAL
                    NAME                          SOLD       OUTSTANDING     CONVERSION    HEREBY (1)   RELATIONSHIP
-----------------------------------------------------------------------------------------------------------------------
Alpha U.S. Sub Fund VIII, LLC................  $2,250,000       0.28%               0       18,672          None
Aftra Health Fund............................    $190,000       0.02%               0        1,577          None
Allstate Insurance Company...................  $3,400,000       0.43%          22,500       28,216          None
Allstate Life Insurance Company..............  $6,300,000       0.80%          22,500       52,282          None
Amaranth Securities L.L.C.................... $15,000,000       1.90%          14,900      124,482          None
Argent Classic Convertible Arbitrage Fund
  (Bermuda), Ltd.............................  $5,000,000       0.63%               0       41,494          None
Bank Austria Cayman Island, Ltd..............  $3,500,000       0.44%               0       29,046          None
Bear, Stearns & Co. Inc......................  $5,000,000       0.63%               0       41,494          None
Black Diamond Offshore LTD...................  $1,019,000       0.13%               0        8,456          None
Canyon Capital Arbitrage Master Fund Ltd.....  $5,000,000       0.63%               0       41,494          None
Canyon Value Realization (Cayman) Ltd........ $15,000,000       1.90%               0      124,482          None
CIBC World Markets........................... $11,000,000       1.39%               0       91,287          None
D.E. Shaw Investments, L.P...................  $5,000,000       0.63%               0       41,494          None
D.E. Shaw Valence, L.P....................... $20,000,000       2.53%               0      165,976          None
Deephaven Domestic Convertible Bond Trading
  Ltd........................................ $59,570,000       7.54%               0      494,360          None
Deutsche Banc Alex Brown Inc................. $76,680,000       9.71%               0      636,352          None
Double Black Diamond Offshore LDC............  $4,722,000       0.60%               0       39,187          None
First Union Securities, Inc./Bank Trading.... $41,185,000       5.21%               0      341,786          None

                                                PRINCIPAL
                                                 AMOUNT
                                               AT MATURITY
                                                   OF
                                                  LYONS                     COMMON STOCK     COMMON
                                              BENEFICIALLY                      OWNED        STOCK
                                                  OWNED       PERCENTAGE       PRIOR        THAT MAY
                                               THAT MAY BE     OF LYONS          TO         BE SOLD        MATERIAL
                    NAME                          SOLD       OUTSTANDING     CONVERSION    HEREBY (1)   RELATIONSHIP
-----------------------------------------------------------------------------------------------------------------------

Forest Fulcrum Fund L.P......................  $1,120,000       0.14%               0        9,295          None
Forest Global Convertible Fund A.S...........  $6,205,000       0.79%               0       51,494          None
Goldman Sachs and Company....................  $1,100,000       0.14%               0        9,129          None
Gulf Investment Corporation..................    $550,000       0.07%               0        4,564          None
HBK Master Fund L.P.......................... $34,500,000       4.37%               0      286,309          None
JMG Capital Partners L.P..................... $11,250,000       1.42%               0       93,362          None
JMG Triton Offshore Fund Ltd................. $12,750,000       1.61%               0      105,810          None
KBC Financial Products USA................... $10,000,000       1.27%               0       82,988          None
Knight Securities L.P........................  $6,000,000       0.76%               0       49,793          None
LDG Limited..................................    $500,000       0.06%               0        4,149          None
Mainstay Convertible Fund....................    $920,000       0.12%               0        7,635          None
Mainstay VP Convertible Portfolio............    $760,000       0.10%               0        6,307          None
McMahan Securities Co. L.P...................  $2,550,000       0.32%               0       21,162          None
Morgan Stanley & Co.......................... $20,050,000       2.54%               0      166,391          None
New York Life Separate Account # 7...........    $130,000       0.02%               0        1,079          None
Nomura Securities............................ $10,250,000       1.30%           4,468       85,063          None
Paloma Securities L.L.C...................... $15,000,000       1.90%          15,700      124,482          None
R2 Investments, LDC.......................... $31,500,000       3.99%               0      261,412          None
RCG Latitude Master Fund.....................  $1,000,000       0.13%               0        8,299          None
Royal Bank of Canada......................... $11,000,000       1.39%           5,700       91,287        Director
SG Cowen Securities, Inc..................... $26,000,000       3.29%               0      215,769          None
Susquehanna Capital Group....................  $5,900,000       0.75%               0       48,963          None
Sylvan IMA Ltd...............................    $590,000       0.07%               0        4,896          None
TD Securities (USA), Inc..................... $44,500,000       5.63%               0      369,297         Lender
TQA Master Fund, Ltd.........................  $8,000,000       1.01%               0       66,390          None
TQA Master Plus Fund, Ltd....................  $7,500,000       0.95%               0       62,241          None
UBK AM Arbitrage Fund........................    $500,000       0.06%               0        4,149          None
UBK AM Global High Yield Fund, Ltd...........    $500,000       0.06%               0        4,149          None
UBS AG London Branch......................... $30,000,000       3.80%               0      248,964          None
UBS O'Connor LLC F/B/O UBS Global Equity
Arbitrage Master Ltd......................... $35,000,000       4.43%               0      290,458          None
UBS Warburg LLC..............................  $8,600,000       1.09%               0       71,370          None
Value Realization Fund, LP................... $10,000,000       1.27%               0       82,988          None
White River Securities L.L.C.................  $5,000,000       0.63%               0       41,494          None
Worldwide Transactions Ltd...................    $259,000       0.03%               0        2,149          None
Zola Partners L.P............................    $900,000       0.11%               0        7,469          None
Any other holder of LYONs or future
  transferee, pledgee, donee, or
  successor of any such holder (2).......... $149,800,000      18.96%              --    1,243,160            --


(1)  Assumes conversion of all of the holder's LYONs at a conversion price of
     8.2988 shares of our common stock per $1,000 principal amount at maturity of the LYONs. This conversion price, however, will be subject to adjustment as described under "Description of the LYONs - Conversion Rights" in our prospectus dated July 12, 2001. As a result, the number of shares of our common stock issuable upon conversion of the LYONs may increase or decrease in the future.


(2) Information about other selling securityholders will be set forth in one or more prospectus supplements, if required.